Exhibit 10.9

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made by and between Catalyst Finance, L.P. (Catalyst) whose address is 1136 N. Kirkwood Rd., Houston, Texas 77043 and TRINITY SERVICES, L.L.C. whose address is 220 TRAVIS STREET, SUITE 501, SHREVEPORT, LOUISIANA 71101.

RECITALS

WHEREAS, Catalyst is engaged in the business of purchasing accounts receivable, claims and other rights to payment from persons or firms selling goods or rendering services to others, and Seller desires from time to time to sell accounts receivable and other rights to Catalyst pursuant to the terms of this Agreement;

DEFINITIONS

"Account Debtor "shall mean the party or parties obligated to pay a Receivable.

"Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and other ancillary documents attached hereto.

"Collateral" shall mean the items set forth in Section 8(a)-8(g) of this Agreement.

"Dispute" shall mean any controversy, refusal to pay, deduction, contest, claim, offset, defense or counterclaim of any kind asserted by an Account Debtor and pertaining to a Receivable, Other Accounts or the goods or services giving rise thereto. Additionally, an account that is 90 days past-due from invoice date is deemed to be in Dispute.

"Legal Holiday" shall mean any day on which national banks doing business in the State of Texas are closed for regular business.

"Obligations" shall mean all debts or amounts owed by Seller to Catalyst, whether arising under a provision of this Agreement or otherwise.

"Other Accounts" shall mean the accounts receivable, claims and other forms of rights to payment that have not been purchased by Catalyst.

"Purchase Price" shall have the meaning as defined in Section 6 of this Agreement.

"Receivables" shall mean the accounts receivable, claims and other forms of rights to payment described on Schedule A attached hereto or as set forth on a supplemental Schedule A to be attached in the future and signed by Seller.

"Repurchase Agreement" shall mean the agreement between Catalyst and Seller providing for Seller's repurchase of certain Receivables after 90 days.

"Reserve Account" shall have the meaning as defined in Section 7 of this Agreement.

"Reserve Payment Worksheet" shall have the meaning as defined forth in Section 12 of this Agreement.

"Reserve Percentage Rate" shall mean 10%.

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"Seller" shall mean the entity or individual executing this Agreement as the "Seller" on the signature page hereof and its affiliates, assigns, subsidiaries, predecessors, successors, designated entities, and related companies.

"Catalyst" shall mean Catalyst Finance, L.P., a Texas Limited Partnership

"UCC" shall mean the Texas Uniform Commercial Code

AGREEMENT

For and consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Catalyst and Seller hereby agree as follows:

1.          Purchase and Sale of Accounts Receivable, Claims and other Rights. Seller hereby sells, assigns, transfers, conveys and delivers to Catalyst, as an outright conveyance and not as a security interest, and Catalyst hereby purchases and accepts delivery from Seller, all rights, title and interests of Seller in the Receivables and other forms of rights to payment described on Schedule A attached hereto and made a part hereof. Seller represents and warrants that true and correct copies of the invoices and/or claims for the Receivables are attached to Schedule A. Future purchases and sales of accounts receivable and other rights will be based on the completion and execution of additional schedules in form similar to Schedule A. Upon execution by both Catalyst and Seller of such a schedule, the accounts receivable described therein shall become Receivables subject in all respects to the terms of this Agreement.

2.          Returned Receivables. Seller has herein represented and warranted to Catalyst that all Receivables are free and clear of any Disputes. Seller hereby acknowledges that Catalyst would not purchase any Receivable if Catalyst had knowledge that the same was subject to a Dispute. Seller agrees that should Seller or Catalyst discover that any Receivables are subject to a Dispute, Catalyst shall have the right to return such Receivables to Seller in accordance with this Section 2 and other applicable Sections of the Agreement. Seller must immediately notify Catalyst of any Disputed Accounts upon receipt of its knowledge thereof. Upon Catalyst's election to return and charge-back a Receivable subject to a Dispute, Seller shall pay to Catalyst the face amount of the invoice less any payments previously received on such invoice by Catalyst or, upon return, Catalyst may, at its option, take any one or more of the following actions: (a) charge the Reserve Account for such amount, (b) subtract such amount from the Purchase Price for the next Receivable(s) sold by Seller to Catalyst, or (c) otherwise invoice Seller for such amount, with such invoice being payable upon receipt. Upon payment to Catalyst of such amount, Catalyst shall assign, transfer, convey and deliver such Receivable to Seller without recourse. Returned Receivables that are not subject to the terms of the Repurchase Agreement shall be charged a discount fee in accordance to the rates defined in Section 6 of the Purchase and Sale Agreement.

3.          Transfer of Related Interests. In addition to the Receivables, Seller hereby sells, assigns, transfers, conveys and delivers to Catalyst and all other rights, title and interests (but not obligations) now or hereafter existing in connection with the Receivables, including, but not limited to, liens, security interests and guarantees securing payment of the Receivables, Seller's interest in returned goods arising with respect to the Receivables, and all other rights and remedies of Seller related to the Receivables such as rights of stoppage in transit, replevin, reclamation and lawsuits to collect the Receivables. If any Receivable is ever represented by a promissory note or other written evidence of obligation, Seller shall endorse and deliver the same to Catalyst and take any other action requested by Catalyst to effectuate such transfer.

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4.          Further Assurances. Seller agrees to execute and deliver to Catalyst such notices of assignment and other documents as Catalyst may reasonably request from time to time to further document the sale and assignment of Receivables hereunder.

5.          Terms - Seller's Customers. Except as may otherwise be agreed to from time to time, the terms of all Receivables shall be as follows: Net 30 Days. Seller shall not vary the terms of sale, terms of payment, or location of payment set forth in the invoice and/or claim relating to any Receivable without Catalyst's prior written consent, it being understood that any Receivable is the property of Catalyst.

6.          Purchase Price: Discounts. The Purchase Price (herein so called) for the Receivables shall be the gross amount of the invoice or claim, including any miscellaneous charges such as sales taxes, delivery charges, and installation charges, less any early payment or special discounts offered to Seller's customers as previously disclosed to Catalyst. Catalyst shall deduct from the Purchase Price a discount equal to the RESERVE PERCENTAGE RATE from invoices from which prompt payment is expected. When invoice payments are received, Catalyst will remit a rebate as follows. If Catalyst receives payment of an invoice within 15 days of the purchase thereof, a rebate of 9.80% less a Variable Discount Fee ("Variable Discount Fee", defined below) will be remitted to Seller; If Catalyst receives payment of an invoice within 30 days of the purchase thereof, a rebate of 9.60% less a Variable Discount Fee ("Variable Discount Fee", defined below) will be remitted to Seller; If Catalyst receives payment of an invoice within 45 days of the purchase thereof, a rebate of 9.40% less a Variable Discount Fee ("Variable Discount Fee", defined below) will be remitted to Seller; If Catalyst receives payment of an invoice within 60 days of the purchase date thereof, a rebate of 9.20% less a Variable Discount Fee will be remitted to Seller; If Catalyst receives payment of an invoice within 75 days of the purchase thereof, a rebate of 9.00% less a Variable Discount Fee ("Variable Discount Fee", defined below) will be remitted to Seller; if Catalyst receives payment of an invoice within 90 days of the purchase date thereof, a rebate of 8.80% less a Variable Discount Fee will be remitted to Seller; and if Catalyst receives payment of an invoice after 90 days of the purchase date thereof, a rebate of 8.40% less a Variable Discount Fee will be remitted to Seller only after execution by Seller and Catalyst of a Schedule covering such Receivable. The Variable Discount Fee shall be equal to Prime Rate + 2.25% of the purchase price of the receivable, with a minimum rate of 7.75% per annum, each day for each Receivable purchased. Prime Rate shall be determined as published and updated from time to time in the Wall Street Journal (currently 5.50%). Notwithstanding the term above, a minimum discount fee of $15.00 will be retained by Catalyst from the rebate on each invoice.

7.          Payments on Accounts Purchased: Reserve Account. Pursuant to the discount set forth in Section 6 hereof, Catalyst shall always deduct from the Purchase Price of each Receivable an amount equal to the RESERVE PERCENTAGE RATE of the gross amount of the Receivable. Balances will accumulate in the Reserve Account after payments are received and closed out by Catalyst as determined in Section 6 hereof. The Reserve Account is under the exclusive control of Catalyst. Upon preparation of the Reserve Payment Worksheet (as such term is defined in Section 12 hereof), Catalyst shall release to Seller amounts, if any, (provided there are no Account Debtor outstanding balances at 75 days or older or any disputed Receivables) in the Reserve Account in excess of the balance required pursuant to this Section 7. The Reserve Account shall accrue no interest.

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8.          Offset: Security Interest. Catalyst is authorized to offset and charge against the Reserve Account any amount for which Seller may become obligated to Catalyst at any time under this Agreement or otherwise. In addition to such right of offset and for the purpose of securing Catalyst in the payment of any and all sums of money that may become due and owing to Catalyst from Seller, Seller hereby grants a first priority lien and security interest to Catalyst in all of the following, now owned or hereafter acquired by Seller:

(a)	All accounts receivable, claims, contract rights, notes, drafts, acceptances and general intangibles as they relate to such accounts owned by Seller, whether liquidated or unliquidated and whether or not purchased by Catalyst.

(b)	The balance of any deposit accounts, reserve accounts, credit balances or other reserves of any kind maintained by Seller with or by Catalyst for the benefit of Seller.

(c)	All present and future accounts receivable, general intangibles, chattel paper, documents, instruments, cash and non-cash proceeds, monies, deposit accounts, income, benefits, judgments, claims, rights to payment, lawsuits and other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against any other person or entity with respect to, all or any part of the Collateral.

(d)	The Reserve Account.

(e)	All present and future security for the payment to Seller of any of the Collateral and goods, which gave or will give rise to any such Collateral or are evidenced, identified, or represented therein or thereby.

(f)	Proceeds and products of any of the foregoing, in any form for secured party.

(g)	All inventory now owned and hereafter acquired.

Terms used in clauses (a) through (g) above have the meanings as defined in the UCC. Catalyst shall have all the rights and remedies provided under the UCC. In the event a Receivable is charged-back as provided in Section 2 hereof, such account shall then constitute Collateral and be then subject to a new security interest in favor of Catalyst. Seller agrees to execute financing statements from to time to time to perfect Catalyst's security interest in the Collateral, and will not further encumber the Collateral or obtain additional financing without Catalyst's consent. Seller acknowledges Catalyst reserves all remedies against anyone who violates Catalyst's rights. Seller is prohibited from granting junior liens to any other party.

9.          Verification and Collection of Receivables and Other Accounts. Seller hereby authorizes Catalyst to contact any Account Debtors at any time for purposes of verification or collection of Receivables and Other Accounts. Seller shall cooperate with Catalyst to the maximum extent possible to provide information necessary for Catalyst to accomplish verification or collection of any Receivable and Other Accounts. Seller shall provide the original invoice with supporting documentation and any necessary copies required by and to the Account Debtor and one copy with supporting documentation to Catalyst. All invoices shall direct that payment be remitted to Catalyst through wiring instructions provided by Catalyst or to a post office lockbox owned and controlled by Catalyst. If requested by Catalyst, Seller agrees to furnish evidence of shipment of the related merchandise, performance of services rendered and a written assignment and bill of sale of such Receivable and other additional documentation, all in a form satisfactory to Catalyst, including the original purchase order from the Account Debtor. If requested by Catalyst, all invoices for Receivables shall plainly state on their faces in language acceptable to Catalyst that the amounts payable thereunder have been sold to and are payable directly to Catalyst. Catalyst is hereby authorized, irrevocably as long as any Receivable remains uncollected, to open, cash, endorse and otherwise collect all checks and other forms of payment tendered in payment for each Receivable, in the name of and as attorney-in-fact for Seller in the event that such payment is not made payable to Catalyst. This power of attorney is irrevocable and coupled with an interest. Seller agrees to furnish Catalyst, upon request, any and all papers, documents or records of whatever nature related directly or indirectly, to any Receivables or Other Accounts.

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If payment is made to Seller under any circumstances, such payment shall be held in llJl§t by Seller for Catalyst and shall not be negotiated or commingled in any way with any of Seller's funds. Seller agrees to deliver, within 24 hours after receipt, any such payments to Catalyst in their original form as received by Seller. In the event the form of such payment is made payable to Seller, Seller shall endorse such instrument to the order of Catalyst and deliver to Catalyst. Seller agrees that, should Seller fail to deliver to Catalyst any such payments on factored invoices in their original form, a discount fee of RESERVE PERCENTAGE RATE of the invoice amount shall be paid to Catalyst by Seller.

10.         Collection by Catalyst. Catalyst is authorized, but not obligated, to collect, sue for and give releases for all moneys or other items of value due on all Receivables and Other Accounts. Catalyst is hereby specifically authorized to endorse all checks, drafts or other forms for trade acceptances tendered in payment of Receivables and Other Accounts and made payable to Seller. Seller hereby waives notice on nonpayment of any Receivables and Other Accounts as well as all other notices, demands or presentations for payment hereunder, and Seller expressly agrees that Catalyst may extend or renew from time to time the payment of any Receivable without notice to or consent by Seller. In the event it becomes necessary for Catalyst to employ an attorney and incur other expenses to collect any Receivable or Other Accounts or to enforce any of the terms of this Agreement, Seller agrees to pay to Catalyst an amount equal to all attorneys' fees, expenses and costs incurred by Catalyst. In the event any merchandise represented by a Receivable shall be returned to or repossessed by the Seller, such merchandise shall be held by the Seller in trust for Catalyst, separate and apart from the Seller's own property, and subject to Catalyst's directions and control. With respect to any returned or repossessed merchandise, Seller shall, at its sole cost and expense, (a) provide proper storage therefore, (b) maintain adequate insurance coverage thereon, (c) prepare the same for sale, (d) defend title thereto, (e) take any other action necessary for the protection thereof, (f) pay freight and related shipping costs, and (g) be responsible for any other costs or expenses incurred in connection with the foregoing, including, without limitation, attorneys' fees. Catalyst has the same right to collect Other Accounts as the "Receivables". If and to the extent that Catalyst undertakes to collect Receivables or Other Accounts of Seller, Catalyst is entitled to make decisions and take actions in its sole discretion, including without limitation the decision to sue on Receivables and Other Accounts, to decide strategy in any such lawsuit, and to settle or compromise, including the full release of one or more Receivable and Other Accounts. Catalyst shall in no event be liable for any loss or damage resulting from the failure to collect any Receivable or Other Accounts. Prior to collection action, Catalyst, may, at its option, provide Seller the option of substituting a new invoice(s} for any invoice(s} in which a collection action is being considered. Catalyst shall allow Seller three (3) working days to substitute a new invoice(s} for the invoice(s} in question. This allowance may be expressed verbally or may be evidenced in writing with reference given to the invoice(s} considered for collection.

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11.         Representations and Warranties of Seller. Seller hereby represents, warrants and guarantees to Catalyst that the information contained in the application previously submitted by Seller, Seller's financial statements and any other materials previously submitted in connection herewith is true, correct and complete in all respects; that all federal, state and local tax returns and payments of any kind due or owing have been filed or paid, and no part of the purchase price for any Receivable shall be used to pay any wage or salary unless appropriate withholdings have been deposited; that assignment of each Receivable will thereby vest in Catalyst's absolute ownership of each Receivable free from any liens, claims or equities of third parties; that Seller is the sole owner of and has good, free and unencumbered title to each Receivable; that execution and performance of this Agreement has been fully authorized by all necessary actions; that no assignment, pledge, security interest or encumbrance exists with respect to any Receivable; that each Receivable is based upon a bona fide sale of goods or services, or represents a completed delivery or completed furnishing of property or services in fulfillment of all the terms and provisions of a fully executed and unexpired contract with the Account Debtor and is a valid and enforceable obligation of the Account Debtor; that each Account Debtor has accepted goods or services covered by the applicable Receivable; that each applicable Receivable has not been paid in whole or in part, is outstanding in the amounts reflected in Schedule A and is not and will not be subject to any dispute or claim as to price, quality, quantity, physical condition, workmanship, delay in shipment, set off, counterclaim or other defense and that no product or service was provided on a guaranteed-sale basis or buy-back agreement, and the Account Debtor has not and will not claim any defense of any kind or character or object for any reason whatsoever against payment of such Receivable; that Seller's office and the location where all books and records pertaining to each Receivable are kept are at the address shown below for notice to Seller; and no Receivable is subject to a Dispute. Seller further represents and warrants that Seller is solvent, properly licensed and authorized to operate the business under the trade name represented within the meaning of any and all applicable federal, state of local laws; that no petition in bankruptcy has been filed by or against Seller nor has Seller filed any petition seeking an arrangement of its debts or for any other relief under the Bankruptcy Code of the United Sates; that no application for appointment of a receiver or trustee for all or a substantial part of Seller's property is pending; and that Seller has made no assignment for the benefit of creditors. Seller further warrants that Seller does not own, control or exercise dominion over, in any way whatsoever, the business of any Account Debtor and that the Account Debtor(s) is/are solvent to the best knowledge and information of Seller. Seller will not sell, pledge or factor accounts except to Catalyst for the period of this Agreement. All warranties made by Seller in this paragraph or elsewhere in this Agreement shall be deemed reaffirmed by Seller upon execution of each supplemental Schedule A hereto. Seller acknowledges that any known or reckless error or omission made by Seller in the representations and warranties made herein may subject Seller to civil and criminal penalties, in addition to civil liability.

12.         Reserve Payment Worksheet. Catalyst shall prepare and provide to Seller weekly Reserve Payment Worksheets (herein so called) showing aggregate outstanding Receivables as of the end of the applicable period, total collections during the period, debits and credits to the Reserve Account, present balance of the Reserve Account and Discounts charged.

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13.         Disputes: No Assumption of Liability by Catalyst: Indemnification. Seller shall immediately notify Catalyst of the assertion by any Account Debtor of any Dispute. Seller has heretofore represented to Catalyst that no Receivable or Other Account is subject to a Dispute. Therefore, Seller shall settle, at its own expense, all Disputes, subject to Catalyst's approval, but Catalyst shall have the right, in its sole discretion, to settle any Dispute directly with the Account Debtor involved upon such terms, as Catalyst may deem advisable and at Seller's expense. Seller specifically acknowledges and agrees that Catalyst is not assuming any liability or obligation of any kind to any Account Debtor or in any way relating to the Receivables or Other Accounts. Seller hereby represents and warrants to Catalyst that no Receivable, or any invoice, credit application, bill, billing memorandum, correspondence, or any other documents relating to a Receivable contract for or charge anything of value that constitutes interest in excess of the maximum non-usurious rate allowed to be charged such Account Debtor pursuant to applicable law. Seller acknowledges that Catalyst, as the owner of a Receivable, may be subject to a claim of usury by an Account Debtor in the event an invoice, credit application, bill, billing memorandum, correspondence or other document provides for the payment of interest or any other charge or fee which may deemed to be interest, which is in excess of the maximum non-usurious rate allowed by applicable law. In the event an Account Debtor raises a claim of usury in connection with a Receivable, such Receivable shall be deemed to be subject to a Dispute and subject to the charge-back provisions of this Agreement. SELLER SHALL INDEMNIFY AND HOLD HARMLESS CATALYST FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, COUNTERCLAIMS, ANY LOSS ARISING OUT OF ANY AVOIDANCE CLAIM (UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE TEXAS LAW) OR OTHER LIABILITIES AND COSTS OF ANY KIND (INCLUDING ATTORNEY'S FEES INCURRED BY CATALYST IN CONNECTION THEREWITH) THAT MAY BE ASSERTED AGAINST CATALYST BY ANY ACCOUNT DEBTOR OR OTHERWISE ARISING IN CONNECTION WITH THE RECEIVABLES, EXCEPT AS TO LOSSES RESULTING FROM THE SOLE GROSS NEGLIGENCE OF CATALYST.

14.         Books and Records. Seller agrees to permit Catalyst access to all books and records of Seller during normal business hours that relate to the Collateral.

15.         Taxes. All taxes and governmental charges imposed with respect to the sales of the related merchandise shall be charged to Seller, and Seller shall be liable for and responsible for all sales taxes and other taxes due in connection with any sale or rendering of services resulting in a Receivable.

16.         Termination. This Agreement shall become effective upon full execution hereof and shall continue in full force and in effect unless terminated by Seller as to Receivables not yet purchased by delivering written notice of termination to Catalyst at least thirty (30) days after any Obligation owing by the Seller to Catalyst shall have been paid in full, whether or not such Obligation is due or is to become due in the future. Catalyst may immediately terminate this Agreement as to future transactions, without notice and without cause within its sole discretion, and nothing contained in this Agreement shall constitute an agreement or commitment to purchase any accounts until such accounts have been approved by Catalyst and a supplemental Schedule "A" describing such Receivables has been executed by Catalyst and Seller. In the event Seller shall have breached any provision of this Agreement or any other agreement with Catalyst, or if this Agreement shall have been terminated, the Reserve Account and any other moneys, balances or credits otherwise due by Catalyst to the Seller may be retained and applied by Catalyst from time to time to reduce such Obligations. The balance in the Reserve Account shall not be released to Seller unless all of Seller's Obligations hereunder have been paid in full. Seller acknowledges that it has the obligation hereunder to sell to Catalyst only Receivables that are free and clear of any Dispute. As provided in Section 2(a) hereof, Catalyst has the right to charge the Reserve Account for any Receivables that are returned and charged-back to Seller as a result of a Dispute. Accordingly, in the event any Receivable remains uncollected by Catalyst at the date of termination hereof, the Reserve Account shall not be released to Seller until such time as Catalyst has determined, in its sole discretion, that there are no uncollected Receivables subject to a Dispute. Likewise, the security interest granted to Catalyst by Seller pursuant to Section 8 hereof shall be released by Catalyst upon determination by Catalyst, in its sole discretion, that no uncollected Receivable is subject to a Dispute. Termination of this Agreement shall not affect the rights and obligations of the parties accruing with respect to prior transactions.

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17.         Waiver. Any failure by Catalyst to exercise any of its rights hereunder shall not be deemed to be a waiver by Catalyst of such or any other rights, nor in any manner impair the subsequent exercise of the same or any other right, and any waiver by Catalyst of any default shall not constitute a waiver of any subsequent default.

18.         Choice of Law. This Agreement shall be construed according to the laws of the State of Texas.

19.         Entire Agreement. This Agreement represents the entire Agreement between the parties, and may not be amended or modified except by written instrument executed by Catalyst and Seller. This Agreement supersedes and replaces any prior agreement among the parties, oral or written.

20.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and assigns.

21.         Severability. If any provision of this Agreement shall, for any reason, be held to violate any applicable law, then the remaining portion of this Agreement shall remain in full force and effect.

22.         Headings, Construction. The headings contained in this Agreement are for reference purposes only and shall not modify or affect the terms of this Agreement in any manner.

23.         Saturday, Sunday, or Legal Holiday. If any day provided in this Agreement for the performance of any obligation should fall on a Saturday, Sunday or Legal Holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next business day following such day.

24.         Notices. Any notice, demand or request permitted, required or desired to be given under this Agreement shall be in writing and shall be deemed effectively given when actually hand delivered or when sent by United States certified or registered mail, return receipt requested, postage prepaid, of sent by private, receipt carrier guaranteeing same-day or next-day delivery, addressed as follows:

If to Catalyst:	Catalyst Finance, L.P.
1136 N. Kirkwood Rd.
Houston, Texas 77043

If to Seller:	TRINITY SERVICES, L.L.C.
220 TRAVIS STREET, SUITE 501
SHREVEPORT, LOUISIANA 71101

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25.         Determination of Purchase Price. The Purchase Price of the Receivables has been determined by the Seller and represents the fair market value thereof, after due consideration has been given to the nature of the Receivable, the probability of prompt collection thereof, the credit worthiness of the Account Debtor, the payment history of the Account Debtor and other economical factors relative to the Receivables. Further, in arriving at the Purchase Price, consideration has been given to services rendered and services that will be rendered in the future by Catalyst in connection with the credit investigations of Account Debtors, supervising the ledgering of accounts purchased, supervising the collection of accounts purchased, and the assumption of certain credit risks. The parties hereto acknowledge that the purchase of the Receivables by Catalyst constitutes an outright conveyance by Seller to Catalyst. Nothing contained herein, nor any course of dealing in the future, shall be construed to be anything other than an outright purchase and sale of such Receivables. All rights, title and interest of the Seller have been conveyed to Catalyst and such transaction is not subject to a security interest in the Receivables and the Purchase Price paid to Seller by Catalyst constitutes consideration for the acquisition of the Receivables and under no circumstances shall be construed as a loan and no consideration herein set forth is for the use, forbearance or detention of money. Nothing contained herein shall be construed as to require the payment of interest; however, should a court of competent jurisdiction rule that any consideration paid hereunder is in fact or in law to be treated as interest, in no event shall Seller be obligated to pay that interest at a rate in excess of the maximum amount permitted by law, and all agreements, conditions, or stipulations contained herein, if any, which may in any event or contingency whatsoever operate to bind, obligate, or compel Seller to pay a rate of interest exceeding the maximum rate of interest permitted by law shall be without binding force or effect at law or in equity to the extent only of the excess of interest over such maximum rate of interest permitted by law. Also, in such event, Catalyst may "spread" all charges characterized as interest over the entire term of all transactions with Seller and will refund to Seller the excess of any payments made over the highest lawful rate. It is the intention of the parties hereto that in the construction and interpretation of this Agreement, the foregoing sentence shall be given precedence over any other agreement, condition, or stipulation herein contained which is in conflict with same.

26.         Joint and Several Obligations. If more than one party is executing this Agreement as Seller, each party agrees that its obligations hereunder are joint and several, and that its obligations shall be not released, diminished, impaired or affected by the occurrence of any one or more of the following events, all of which may occur without notice to or consent of any other Seller:

(a)	Any release, partial release, subordination of loss of any security, guaranty or collateral and any time existing in connection with the obligations contained herein;

(b)	The death, insolvency, bankruptcy, disability or incapacity of any Seller, guarantor, or any other party now or hereafter obligated herein;

(c)	Any renewal, extension, and/or rearrangement of all of any portion of the obligations contained herein;

(d)	Any neglect, delay, omission, failure or refusal of Catalyst to take or prosecute any action for the collection of the obligations provided herein;

(e)	The unenforceability for any reason of all or any part of the obligations contained herein against any Seller, guarantor or other party;

(f)	The finding of any payment by any Seller to constitute a preference under bankruptcy or similar debtor relief law;

(g)	Any release or partial release of liability of any Seller, guarantor or other party; and

(h)	Any other action that might impair rights in the nature of contribution or subrogation that any Seller might otherwise have.

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27.         Texas Law to Apply - Venue. This Agreement has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas. The parties agree that exclusive jurisdiction and venue for any lawsuit arising out or in connection with this Agreement shall be in Harris County, Texas. Final judgment in any suit shall be conclusive and may be enforced in any jurisdiction within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of such liability.

28.         No Obligation to Purchase Further Receivables. Seller specifically acknowledges and agrees that, anything herein to the contrary notwithstanding, Catalyst has the right to approve or reject any or all future accounts receivable proposed for sale under this Agreement IN ITS SOLE DISCRETION, and no course of conduct or prior course of dealing shall establish any commitment, obligation or agreement to purchase future accounts receivable.

29.         Waiver of Trial by Jury. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury, in any legal proceeding, of any and all claims, demands or causes of action (whether based on contract, tort or any other legal theory), whether now existing or hereafter arising, (A) directly or indirectly arising out of or relating to this Agreement or any other loan document or the transactions contemplated hereby or thereby or (B) directly or indirectly related to or incidental to the relationship between or among the parties hereto. Each party further waives any right to consolidated any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. The parties acknowledge that a right to a jury is a constitutional right, that they have had an opportunity to consult with independent counsel and that this jury waiver has been entered into knowingly and voluntarily by all parties to this Agreement. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other loan documents in reliance upon, among other things, the mutual waivers and certifications in this section. In the event of litigation, this Agreement may be filed as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury and consent to a trial by the court.

30.         CATALYST, ITS RESPECTIVE OFFICERS, EMPLOYEES OR AGENTS, SHALL NEVER BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, INJURY TO GOODWILL OR LOSS OF USE.

31.         Seller Covenants. To ensure a continuing and satisfying relationship, Seller agrees to provide Catalyst with quarterly financial statements on a timely basis and monthly financial reporting, as requested by Catalyst. Seller represents and warrants that the financial reporting provided will fairly represent in accordance with generally accepted accounting principles the financial condition of the Seller. Seller shall pay all taxes and payroll tax liabilities and will provide proof of filings and payment support as requested by Catalyst.

EXECUTED on June 19, 2019

SELLER:		BUYER:
TRINITY SERVICES, L.L.C.		Catalyst Finance, L.P.

By:	/s/ Matthew Flemming	By:	/s/ Keary Barnes
Name:	Matthew Flemming	Name:	Keary Barnes
Title:	President of SMG Industries, Inc.	Title:	Senior Vice President
Its parent company and sole shareholder

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